Goodrich Petroleum Announces Letter Of Intent To Sell A Non-Core East Texas Asset For $95 Million

HOUSTON, Aug. 6, 2012 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE: GDP) has entered into a letter of intent to sell its South Henderson field in Rusk County, Texas for $95 million, with an effective date of July 1, 2012 and an estimated closing date of October 1, 2012. This transaction is contingent upon the negotiation and execution of a definitive purchase and sale agreement containing customary terms and conditions.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

CONTACT: Robert C. Turnham, President, or Jan L. Schott, Chief Financial Officer, Main: +1-713-780-9494, Fax: +1-713-780-9254